EX-99i.3

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

January 28, 2022

Board of Trustees
Ivy Funds
100 Independence
610 Market Street
Philadelphia, PA 19106

Re:	Post-Effective Amendment No. 188 to Registration Statement on Form N-1A
File Nos. 033-45961; 811-06569

Ladies and Gentlemen:

We have acted as counsel to the Ivy Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 188 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended, with respect to each series of the Trust included on Exhibit A (each a “Fund” and collectively, the “Funds”). The purpose of the Amendment is to update financial and certain other information contained in the Funds’ Prospectus and Statement of Additional Information.

We have reviewed the Trust’s Amended Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees (“Resolutions”) in connection with the preparation and filing of the Amendment, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Amended Declaration of Trust and the By-laws relating to the issuance of the shares of the Funds (the “Shares”) will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares of each Fund.
d)	The Shares of each Fund will be issued in accordance with the Amended Declaration of Trust, the By-laws and the Resolutions.
e)	The registration of an indefinite number of shares of each Fund, as previously authorized, will remain effective.
f)

The shares of each Fund will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of that Fund and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such shares.

Board of Trustees
Ivy Funds
January 28, 2022

Both the Delaware Statutory Trust Act, as amended, and the Amended Declaration of Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Amended Declaration of Trust also provides for indemnification out of assets belonging to a Fund (or allocable to the applicable Class, as defined in the Amended Declaration of Trust) for all loss and expense of any shareholder held personally liable for the obligations of such Fund or class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund or the applicable class of the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares of each Fund covered by the Amendment have been duly authorized and, when sold, issued and paid for as described in the then current Prospectus and Statement of Additional Information for the Fund, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware. We express no opinion concerning the initial Registration Statement or any post-effective amendment(s) to the Registration Statement filed prior to the Amendment.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Investment Manager and Other Service Providers – Legal Counsel” in the Statement of Additional Information for each Fund, which is included in the Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP /s/Stradley Ronon Stevens & Young, LLP

Board of Trustees
Ivy Funds
January 28, 2022

EXHIBIT A

Delaware Ivy California Municipal High Income Fund
Delaware Ivy Cash Management Fund
Delaware Ivy Corporate Bond Fund
Delaware Ivy Crossover Credit Fund
Delaware Ivy Emerging Markets Local Currency Debt Fund
Delaware Ivy Government Securities Fund
Delaware Ivy High Yield Fund
Delaware Ivy International Small Cap Fund
Delaware Ivy Multi-Asset Income Fund
Delaware Ivy Strategic Income Fund
Delaware Ivy Total Return Bond Fund